Exhibit 10.2

Execution Copy

SEPARATION AGREEMENT

THIS AGREEMENT (this “Agreement”), made and entered into as of this 7th day of February, 2007 (the “Termination Date”), by and between the Seneca Gaming Corporation (“Parent”), a wholly-owned governmental instrumentality of the Seneca Nation of Indians (the “Nation”) with its principal place of business in the Allegany and Niagara Territories of the Nation and Joseph D’Amato (“Executive”),

W I T N E S S E T H:

WHEREAS, Executive and Parent entered into that certain Amended and Restated Employment Agreement, dated July 13, 2004, as amended by Amendment No. 1 to Employment Agreement, entered into on September 14, 2006 and effective as of June 22, 2006 (collectively, the “Employment Agreement”), pursuant to which Executive served as the Chief Operating Officer of Parent; and

WHEREAS, Executive also serves as the Chief Operating Officer of each of Parent’s wholly-owned subsidiaries:  Seneca Niagara Falls Gaming Corporation, Seneca Territory Gaming Corporation, and the Seneca Erie Gaming Corporation (collectively, the “Subsidiaries” and together with Parent, “Employer”); and

WHEREAS, Executive has elected to resign as an employee and officer of Parent and each of the Subsidiaries effective as of the Termination Date.

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations contained herein, Parent and Executive hereby agree as follows:

ARTICLE I:                           RESIGNATION AND POST-TERMINATION COOPERATION

Section 1.1             Resignation.   Executive hereby resigns as an employee and officer of Parent and the Subsidiaries effective as of the close of business on the Termination Date.  Except as specifically provided in Article III of this Agreement, notwithstanding any other written or oral agreements between Employer and Executive relating to Executive’s employment or termination thereof, and all subsequent amendments thereto, including, without limitation, the Employment Agreement, such resignation shall not be deemed to be a breach by Executive or Employer of any such agreements, and in consideration of the payments and benefits herein described, any and all terms set forth in such agreements, including, without limitation, the Employment Agreement, shall terminate and cease to have any effect as of the Termination Date notwithstanding any survival clauses therein contained.  Executive agrees to execute all other necessary documents that Employer requests that he execute to evidence his termination of employment and his status as an employee and officer of Employer.  Executive represents, understands and agrees that following the Termination Date, he will not, at any time, apply for, seek, or accept any employment with, and waives any right to employment with, Employer.

Section 1.2             Post-Termination Cooperation.   Following the Termination Date, Executive agrees to reasonably cooperate with Employer, as and when reasonably requested, for purposes of facilitating Employer’s transitioning of matters in which Executive was engaged or for which Executive was responsible as an employee of Employer, including reasonable participation in ongoing litigation in which Parent or any Subsidiary is a party (e.g., as a witness).  Executive shall have no power to bind Employer in contractual or other matters, and shall not hold himself out as having such authority. Executive shall personally provide all of the consulting services required hereunder.

ARTICLE II:                          SEVERANCE PAYMENTS, BENEFITS AND FEES

Section 2.1             Severance Payments.   Upon execution and delivery of this Agreement by the parties, and consistent with customary policies of Parent, to the extent not previously paid, the Company shall pay Executive:  (a) all compensation payable under Section 5(e) of Executive’s Employment Agreement (i.e., including payment of 120 days base compensation) and (b) any unpaid reasonable business expenses incurred through the Termination Date.  Parent further agrees to reimburse Executive for reasonable costs and expenses incurred by Executive at Parent’s direction in connection with Executive’s efforts pursuant to Section 1.2 above, including participation in litigation proceedings, subject to Parent’s receipt of adequate documentation thereof and compliance with Parent’s applicable policies and procedures.

Section 2.2             Benefits.   Subsequent to the close of business on the Termination Date, Executive shall cease to be eligible to participate in all Employer employee benefit plans, provided that, for the period commencing on the Termination Date and ending on the earlier of (a) the date 120 days following the Termination Date, or (b) the date on which Executive is eligible to receive employer health insurance coverage through a new employer, Employer will pay the cost of (1) Executive’s premiums for continuation healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (COBRA) and (2) reimbursement under Exec-u-Care® consistent with Executive’s participation in Exec-u-Care® prior to the Termination Date.   Employer further acknowledges that it shall reasonably cooperate with Executive, upon request, to ensure that Executive is allowed to maximize his Employer 401(k) plan deductions for 2007 consistent with applicable law.

Section 2.3             Withholding of Taxes.   Parent may withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 2.4             No Other Payments.   Except as specifically provided in this Agreement or as otherwise may be required by law, Executive acknowledges and agrees that he shall not be entitled to receive any other payments, salary, bonus, pension, medical, life, disability insurance or any other benefits, incentive compensation, or severance or separation pay or any other claim or compensation or benefits of any kind or nature whatsoever that Executive may now have or ever claimed to have been entitled to from Employer or any affiliate.  Executive’s participation in any other employee benefit plan maintained by Employer or any affiliate shall terminate effective as of the Termination Date in accordance with the terms of such employee benefit plans and applicable law.  Except as specifically set forth herein, Executive acknowledges and agrees that as of the Termination Date, his rights under the Employment Agreement shall be void and cease to have any effect and this Agreement shall provide the sole right Executive may have upon termination of his employment.

ARTICLE III:                         RESTRICTIVE COVENANTS

Section 3.1             Acknowledgements.   Executive acknowledges that:  (i) as a result of Executive’s employment  with Employer, he obtained secret, proprietary and confidential information concerning the business of Employer, including, without limitation, business and marketing plans, strategies, employee lists, patron lists, operating procedures, business relationships (including persons, corporations or other entities performing services on behalf of or otherwise engaged in business transactions with the Employer), accounts, financial data, know-how, computer software and related documentation, trade secrets, processes, policies and/or personnel, and other information relating to the Employer (“Confidential Information”); (ii) the Confidential Information has been developed and created by Employer at substantial expense and the Confidential Information constitutes a valuable proprietary asset and that Employer will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Restricted Period, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iii) Employer will suffer substantial damage which will be difficult to compute if, during the Restricted Period, Executive should solicit or interfere with Employer’s employees, or patrons or should divulge Confidential Information relating to the business of Employer; (iv) the provisions of this Article III are reasonable and necessary for the protection of the business of Employer; (v) Employer would not have entered into this Agreement unless Executive made the acknowledgements set forth in this Section; and (vi) the provisions of this Agreement will not preclude Executive from other gainful employment.  For purposes of this Agreement, “Competitive Business” means any gaming establishment which provides to its patrons games of chance such as slot machines, card games, roulette, and similar games in the State of New York or within a 100 mile radius of Nation Territory.  For purposes of this Agreement, “Nation Territory” means, collectively, the Seneca Nation of Indians’ Allegany, Cattaraugus, Oil Springs, Niagara Falls, and Buffalo Creek Territories.

Section 3.2             Confidentiality.   Executive acknowledges and agrees that the unauthorized disclosure or misuse of Confidential Information will cause substantial damage to the Employer.  Therefore, Executive agrees not to, at any time, either during the Term of the Agreement or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm or corporation any Confidential Information obtained or learned by Executive during the course of his employment with Employer, with regard to the operational, financial, business or other affairs and activities of Employer, their officers, directors or employees and the entities with which they have business relationships, except (i) as may be necessary to the performance of Executive’s duties with Employer, (ii) with Employer’s express prior written consent, (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and, in such event, Executive shall cooperate with the Employer in attempting to keep such information confidential.

Section 3.3             Non-Compete.   For the period commencing on the Termination Date and ending eighteen (18) months thereafter (the “Restricted Period”), Executive, without the prior written permission of Parent, shall not, directly or indirectly, (i) enter into the employ of or render any services to any person or entity engaged in or preparing to engage in a Competitive Business; or (ii) become affiliated with or interested in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, or advisor, or in any other relationship or capacity.  This section 3.3 shall not prevent Executive from owning common stock in a publicly traded corporation which owns or manages a casino, provided that Executive does not take an active role in the ownership or management of such corporation and his ownership interest represents less than 3% of the voting securities and/or economic value of such corporation.

Section 3.4             Non-Solicitation — Employees.   By executing this Agreement, Executive acknowledges that he understands that Employer’s ability to operate its business depends upon its ability to attract and retain skilled people and that Employer has and will continue to invest substantial resources in training such individuals.  Therefore, during the Restricted Period, Executive shall not, without the prior written permission of Parent, directly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed by Employer.

Section 3.5             Non-Solicitation — Vendors.   By executing this Agreement, Executive acknowledges that he understands that Employer’s ability to operate its business depends upon its ability to attract and retain vendors and patrons.  Therefore, during the Restricted Period, Executive shall not, directly or indirectly, take any action with respect to any current or potential vendors of Employer, or any such persons or entities that were vendors of the Employer within the one year period immediately prior to Executive’s termination of employment, that would be adverse to the interests of Employer.

Section 3.6             Non-Disparagement.   The parties hereto acknowledge and agree that during the Term and for all time thereafter that they will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party, or such party’s officers, directors, employees, agents or affiliates, in either a professional or personal manner.

Section 3.7             Blue-Pencil.   If, at any time, the provisions of this Agreement shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

ARTICLE IV:                         RELEASE

Section 4.1             Release of Known Claims.

(a)           It is understood and agreed by the parties to this Agreement that in consideration of the mutual  covenants and obligations contained in this Agreement, and after consultation with counsel, Executive for himself and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges the Nation, Parent, and each Subsidiary, and its and their respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys and agents, as well as its and their respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents (the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon or concerning Executive’s employment with Employer and the termination of his employment, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the Termination Date.  Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §2000, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. §626(f), the Equal Pay Act, the Family and Medical Leave Act, the New York Human Rights Law; the New York Labor Law; the New York Whistleblower Protection Law; the New York Wage and Hour Laws; violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Americans with Disabilities Act (“ADA”); violation of the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes or regulations; violation of the Employee Retirement Income Security Act of 1974 (“ERISA”); violation of the Internal Revenue Code of 1986, as amended; any other foreign, federal, state, or local laws, common law or case law relating to employment discrimination or the regulation of employment; or any other wrongful conduct based upon events occurring prior to the Termination Date.

(b)           Executive represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Released Parties against any assignment of said rights, claims and/or causes of action.

(c)           Executive acknowledges and agrees that the making of this Agreement, and anything contained herein, is not intended, and shall not be construed, as an admission that the Released Parties have: violated or abridged any foreign, federal, state or local law (statutory or common law), ordinance or regulation; breached any contract, or violated any right or obligation that it may owe or may have owed to Executive or committed any wrong whatsoever against Executive.

Section 4.2             Waiver of Rights Under the Age Discrimination Act.

(a)           Executive understands that this Agreement, and the release contained herein, waives claims and rights Executive might have under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the Effective Date.  Executive may revoke the terms of this Agreement relating to ADEA claims by a written document received by the Parent’s General Counsel at Seneca Niagara Falls Casino and Hotel, 310 Fourth Street, Niagara Falls, New York (Seneca Nation Territory) 14303 within seven (7) calendar days after Executive’s execution of this Agreement.  Executive agrees that any such revocation will not be effective unless it is made in writing and delivered to Parent, to the attention of its General Counsel at the address set forth above, by the end of the seventh (7th) calendar day.  This Agreement and the provisions of this Section 4.2 will become effective on the eighth (8th) calendar day after the Agreement is executed by both parties (the “Effective Date”).  In the event of a valid revocation of this Agreement by Executive, Executive shall not be entitled to be paid any of the amounts described in this Agreement and this Agreement shall become null and void.

(b)           Executive acknowledges that he has been given up to 21 days to decide whether to sign this Agreement.  At Executive’s option and sole discretion, Executive may waive the twenty-one (21) day review period and execute this Agreement before the expiration of twenty-one (21) days.  If Executive elects to waive the twenty-one (21) day review period, Executive acknowledges and admits that Executive was given a reasonable period of time within which to consider this Agreement and Executive’s waiver is made freely and voluntarily, without duress or any coercion by any other person

Section 4.3             Workers Compensation.   Executive expressly acknowledges that he has not, to his knowledge, suffered from any illness or injury arising out of and in the course of his employment with Employer that would be compensable under the Workers’ Compensation Act (the “WC Act”), that he has not filed any claim against Employer under the WC Act, and that he represents that he will not file or otherwise assert any workers’ compensation claim against Employer seeking to remedy an injury or illness caused by Executive’s employment and termination thereof.

Section 4.4             Breach.   If Executive should breach any of his obligations under this Article IV, Employer shall have no further obligation to make the payments and benefits described herein attached hereto and Executive shall be required to return all amounts paid to Executive hereunder.

Section 4.5             Release of Claims by Parent.   Subject to the provisions of this Agreement and subject to Executive not exercising his revocation rights hereunder, Parent and Employer hereby irrevocably and unconditionally release, waive and fully and forever discharge Executive, from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, arising from, by reason of or in any way related to any transaction, event or circumstance which occurred or existed prior to and including the date of this Agreement arising out of or in any way related to Executive’s employment with Employer or the termination thereof.  Notwithstanding the provisions of this paragraph, nothing in this waiver or release shall be construed to constitute any release or waiver by either party of its rights or claims against the other party arising out of or referred to in this Agreement or for any fraudulent acts engaged in by the other party during the course of Executive’s employment.

ARTICLE V:                          MISCELLANEOUS

Section 5.1             Remedy.   Should Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Articles III and IV or, in any other way, violate such Articles, it is agreed that Employer shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts.  The foregoing remedy shall not be deemed to limit or prevent the exercise by Employer of any or all further rights and remedies which may be available to Employer hereunder or at law or in equity.

Section 5.2             Notices.   For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided in the signature pages hereto or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 5.3.

Section 5.3             Applicable Law.   This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without giving effect to any choice of law principles.

Section 5.4             No Waiver.   No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

Section 5.5             Severability.   If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

Section 5.6             Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same Agreement.

Section 5.7             Headings.   The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 5.8             Gender and Plurals.   Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

Section 5.9             Affiliate.   As used in this Agreement, unless otherwise indicated, “affiliate” shall mean any person or entity which directly or indirectly through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Parent.

Section 5.10           Assignment.   This Agreement is binding on Executive and Employer and their successors and assigns; provided, however, that the rights and obligations of Employer under this Agreement may be assigned to a successor entity.  No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity, except by will or the laws of descent and distribution.  In the event of Executive’s death prior to receipt by Executive of all amounts payable by Employer hereunder, such amounts shall be payable to Executive’s designated beneficiaries on the same schedule as provided for in this Agreement.

Section 5.11           Entire Agreement.   Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to Executive’s resignation from Employer and supersedes all prior employment or severance or other agreements between Executive and Employer whether written or oral or any of predecessor or affiliate of Employer, including, but not limited to the Employment Agreement.  Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive waiving his rights under any other agreement whether written or oral between Executive and Employer, including, without limitation, the Employment Agreement.  Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s resignation from Employer, that is not contained in this Agreement, shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

ARTICLE VI:                         JOINT DRAFTING

Executive and Parent acknowledge and agree that this Agreement was jointly drafted by Parent on the one side and by Executive on the other side.  Neither party, nor any party’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

ARTICLE VII:                       EXECUTIVE ACKNOWLEDGEMENTS

Executive acknowledges that:

(a)           He has read and understands the terms of this Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by Parent or any officer, director or other agent thereof;

(b)           He has been encouraged by Parent to seek, and has had the opportunity to seek competent legal counsel in his review and consideration of this Agreement and its terms; and

(c)           This Agreement does not purport to waive, and does not waive, any rights Executive may have which arise after the Termination Date.

*              *              *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SENECA GAMING CORPORATION

By:
Name:	Barry E. Snyder, Sr.
Title:	Chairman of the Board of Directors

EXECUTIVE

Joseph D’Amato